Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and to the incorporation by reference therein of our reports dated September 11, 2014, with respect to the consolidated financial statements of Pluristem Therapeutics Inc. and the effectiveness of internal control over financial reporting of Pluristem Therapeutics Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2014, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
Haifa, Israel	Kost Forer Gabbay & Kasierer
October 14, 2014	A Member of Ernst & Young Global